N E W S R E L E A S E

Contact:	John Penshorn
Director of Capital Markets
Communications & Strategy
952-936-7214

(For Immediate Release)

UNITEDHEALTH GROUP ANNOUNCES ACTIONS TAKEN BY BOARD OF DIRECTORS

•	Two-For-One Stock Split Authorized

•	Cash Dividend Rate Increased

•	Share Repurchase Authorization Adjusted

MINNEAPOLIS (May 8, 2003) — UnitedHealth Group (NYSE: UNH) announced today that its Board of Directors has declared a two-for-one split of the company’s common stock in the form of a 100 percent common stock dividend. The stock dividend is payable on June 18, 2003, to shareholders of record on June 2, 2003.

The Company will also increase its annual cash dividend rate on a post-split basis. UnitedHealth Group plans to sustain its 3 cent per share annual dividend after the split, effectively doubling the dividend payout from its current level. The Board also clarified that UnitedHealth Group’s remaining share repurchase authorization will double commensurate with the stock split. As of the close of business on May 7, 2003, the Company had approximately 8.2 million shares remaining under its current repurchase authorization.

Under the Company’s program, purchases may be made from time to time at prevailing prices in the open market, by block purchase or in private transactions and may be discontinued at any time. The repurchases are subject to restrictions relating to volume, price and timing. The repurchased shares are available for reissue pursuant to employee stock option and purchase plans and for other corporate purposes. The company funds such repurchases with internally generated funds and existing financing capacity.

UnitedHealth Group (www.unitedhealthgroup.com) is a diversified health and well-being enterprise that provides a full spectrum of resources and services to help people achieve improved health and well-being through all stages of life. UnitedHealth Group is organized into six businesses: UnitedHealthcare, Uniprise, AmeriChoice, Ovations, Specialized Care Services and Ingenix.

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